EXHIBIT 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into effective as of March 28, 2011 (the “Effective Date”) by and between Acxiom Corporation, Inc., a Delaware corporation (“Acxiom”) and John A. Meyer (“Employee”). Acxiom and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Acxiom and Employee are parties to an Employment Agreement dated as of January 14, 2008 (the “Employment Agreement”) and an Amended and Restated Employment Agreement, dated as of November 15, 2010 (the “Amended Employment Agreement”), which was to fully supersede the Employment Agreement on May 16, 2011;

WHEREAS, Acxiom and Employee mutually agree that effective as of the Effective Date, (1) Employee has resigned from serving as the Chief Executive Officer and President of Acxiom and (2) that Employee’s employment pursuant to the Employment Agreement was terminated concurrently with such resignation;

WHEREAS, as a consequence of the matters described in the immediately preceding recital, Employee’s employment pursuant to the Amended Employment Agreement will not commence;

WHEREAS, Acxiom desires Employee to remain employed by Acxiom from and after the Effective Date as a non-executive associate to perform certain transition services for Acxiom as set forth in this Agreement (the “Transition Services”); and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.

EMPLOYMENT; DUTIES AND RESPONSIBILITIES

1.1 Transition Services. During the term of this Agreement, Acxiom hereby employs Employee, and Employee hereby accepts employment with Acxiom, to provide consulting services to effect the orderly transition of his former duties and responsibilities with Acxiom. In such capacity, Employee shall have the title “Consultant” and report to the Board of Directors of Acxiom or its designee. For the avoidance of doubt, provided that Employee complies with the terms of this Agreement and the Employment Agreement, Employee will be deemed to have been continuously employed as an associate of Acxiom from February 4, 2008 through the last day of the Term of this Agreement for purposes of vesting with respect to Employee’s currently outstanding grant of 188,565 restricted stock units granted on May 22, 2008 (the “2008 RSUs”). Employee hereby confirms that he has irrevocably waived the right to any further vesting of all other equity awards outstanding as of the date hereof and any other benefits, and acknowledes and agrees that no vesting of any such other equity awards shall occur from and after the Effective Date.

1.2 Time Commitment. During the Term of this Agreement, Employee agrees to make himself available for up to twenty five (25) hours per week, upon the reasonable request of Acxiom pursuant to reasonable advance notice, to provide the Transition Services; provided, however, that the aggregate number of hours Employee may work pursuant to this Agreement shall not exceed two hundred fifty (250) hours. Employee shall maintain records with respect to the time spent in the performance of Employee’s duties and responsibilities hereunder and shall submit such records to Acxiom as reasonably requested.

1.3 Compliance with Law and Standards. Employee shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of Acxiom of which Employee has knowledge (including any policies that apply only to executives, notwithstanding the fact that Employee’s employment hereunder is in a non-executive capacity). Employee further agrees that Employee will not engage in any conduct which, in the reasonable determination of Acxiom, adversely affects the image or business of Acxiom or would impair in any material respect Employee’s ability to carry out Employee’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation.

1.4 Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of his work for Acxiom or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to Acxiom and will, to the extent possible, be considered a work made by Employee for hire for Acxiom within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Employee for hire for Acxiom, Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Employee may have in such Work Product. Upon the request of Acxiom, Employee will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Employee represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.5, the term “Acxiom” also will include any existing or future affiliates of Acxiom.

SECTION 2.

COMPENSATION

2.1 Compensation.

2.1.1 During the Term of this Agreement, in consideration of Employee’s agreement to provide the Transition Services to Acxiom, Acxiom will pay employee at an hourly rate of Five Hundred Dollars ($500) per hour worked, payable periodically at regular payroll intervals in accordance with Acxiom’s payroll policies as in effect from time to time. Employee shall not be entitled to receive new awards under Acxiom’s bonus, long term incentive or equity compensation plans. Employee shall not accrue any vacation or paid time off during the Term of this Agreement.

2.1.2 Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive nor is he entitled to any additional compensation, severance or benefits (other than amounts due under the Employment Agreement and any equity-based awards vested prior to the Effective Date, according to and subject to any limitations under their respective terms (including, without limitation, Section 9(l) of the Employment Agreement)) after the Effective Date.

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2.2 Expenses. Acxiom will reimburse Employee for actual travel and other expenses reasonably incurred in connection with performance of the Transition Services, provided that such expenses are supported by documentation that complies with Acxiom’s travel and expense policies (the “Eligible Expenses”). Parties hereby acknowledge and agree that Employee must submit all documentation regarding any Eligible Expenses by November 30, 2011 in order for such Eligible Expenses to be reimbursed under this Section 2.2 and Acxiom shall reimburse such Eligible Expenses by December 31, 2011.

SECTION 3.

LIMITATION OF LIABILITY

3.1 To the fullest extent permissible under applicable law, neither Party shall have any liability to the other in connection with the performance of the Transition Services under this Agreement except in connection with breaches of the express terms of this Agreement or actions or omissions that constitute bad faith, gross negligence or willful misconduct.

SECTION 4.

TERM AND TERMINATION

4.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall end on September 28, 2011, unless earlier terminated pursuant to the terms hereof (such date that the Term ends or is terminated, the “Termination Date”).

4.2 Termination by Acxiom for Cause. Acxiom may terminate this Agreement at any time upon the occurrence of any of the following: (i) the willful failure by Employee to substantially perform his duties or follow the reasonable and lawful instructions of the Board of Directors of Acxiom; provided, that Employee will be allowed to cure such failure within thirty (30) days of delivery to Employee by Acxiom of written demand for performance, which such written demand will specifically identify the manner in which Acxiom believes he has not substantially performed his duties; (ii) the engaging by Employee in willful misconduct that is materially injurious to Acxiom, monetarily or otherwise; or (iii) Employee fails to deliver or revokes the release required to be delivered by Employee upon termination as Chief Executive Officer pursuant to Section 9(e) of the Employment Agreement.

4.3 Release. In consideration of the Company’s willingness to enter into this Agreement and the payment of compensation for the Transition Services, Employee agrees to execute and deliver, within 21 days of the Termination Date, a general release in the form attached as Exhibit A.

SECTION 5.

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

5.1 Confidentiality, Non-competition, Non-solicitation: Employee acknowledges that he will comply with the provisions set forth in Section 12 of the Employment Agreement, which remain in full force and effect

5.2 Recovery. In addition to other remedies described in this Agreement or the Employment Agreement, in the event of a breach by Employee of any of the provisions of Section 12 of the Employment Agreement, then the Company may recover all of the 2008 RSUs. In the event of any such recovery, Employee shall return to the Company the equity received upon the vesting of the 2008 RSUs (provided, however, that if Employee no longer holds such equity, Employee shall pay to the Company the fair market value of the equity on the date of the breach). Any such payment shall be made in such manner and on such terms and conditions as may be required by the Company. The Company shall be entitled to set off against the amount of any such payment any amounts otherwise owed to Employee by the Company.

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SECTION 6.

GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arkansas, without regard to its conflict of laws principle.

6.2 Jurisdiction and Venue. This Agreement will be deemed performable by all Parties in, and venue will exclusively be in, the state or federal courts located in the State of Arkansas. Employee and Acxiom hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

6.3 Waiver of Breach. The waiver by a Party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that Party.

6.4 Severability. The invalidity or unenforceability of any provision of this Agreement will not effect the validity or enforceability of any other provision.

6.5 Entire Agreement: Amendments. This Agreement forms the entire agreement of the Parties and supersedes any prior agreements between them with respect to the subject matter hereof.

6.6 Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of Acxiom. No waiver by any Party hereto of any breach by another Party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

6.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Employee shall not assign his rights, duties or obligations hereunder.

6.8 Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Employee at:	John Meyer 6211 West Northwest Highway #704 Dallas, Texas 75225 Facsimile: (214) 368-4203

With a copy to:	Michael A. Saslaw Weil, Gotshal & Manges LLP 200 Crescent Court, Suite 300 Dallas, Texas 75201-7830 Facsimile: (214) 746-7777

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To Acxiom at:	Acxiom Corporation 601 East Third Street Little Rock, Arkansas 72201 Attention: General Counsel Facsimile: (501) 252-0303

With a copy to:	J. Allen Overby Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Facsimile: (615) 742-2711

6.9 Withholding. All payments to Employee under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

6.10 Survival. The provisions of Section 1.3, Section 5.1, and Sections 6.1 through 6.11 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

6.11 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.12 Section 409A. By accepting this Agreement, Employee hereby agrees and acknowledges that Acxiom does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Employee hereunder. Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder and (iii) Acxiom shall not indemnify or otherwise compensate Employee for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement and the Employment Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ACXIOM CORPORATION

By:              /s/ Jerry D. Gramaglia

Name:         Jerry D. Gramaglia

Title:           Interim CEO & President

Date:           March 28, 2011

EMPLOYEE

        /s/ John A. Meyer
John A. Meyer

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of ________, is made by and among John A. Meyer (“Meyer”) and Acxiom Corporation (the “Company”).

WHEREAS, the parties hereto entered into that certain Transition Agreement dated as of March 28, 2011 (the “Agreement”);

WHEREAS, Meyer’s employment with the Company has been terminated upon the Expiration of the Agreement or in a manner described in Section 4.2 of the Agreement;

WHEREAS, pursuant to Section 4.3 of the Agreement, in consideration of the Company’s willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Meyer that he executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Executive Release. Meyer, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “MEYER PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Meyer’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of Meyer’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive Meyer’s termination]. Meyer, ON BEHALF OF HIMSELF AND THE MEYER PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2.
Non-Disparagement. Meyer agrees that, for a period of eighteen (18) months following the date hereof, Meyer shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to Meyer only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of Meyer.

3.
Acknowledgement of Waiver of Claims under ADEA. Meyer acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Meyer acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Meyer was already entitled. Meyer further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

4.
Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. Meyer acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Agreement, and that he would not receive such benefits and payments without the execution of this Release.

5.
Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.
Specific Performance. If a court of competent jurisdiction determines that Meyer has breached or failed to perform any part of this Release, Meyer agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7.	Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Arkansas without reference to principles of conflict of laws.

8.
Jurisdiction and Venue. This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Arkansas. Meyer hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.

[Signature Page Follows]

IN WITNESS WHEREOF, Meyer has hereunto set his hands, as of the day and year first above written.

_________________________________
John A. Meyer, individually

Signature Page to Release